UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 25, 2011

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Annual Incentive Bonuses:

On March 25, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Universal Health Services, Inc. (the “Company”) certified the level of attainment of the 2010 performance goals under the Universal Health Services, Inc. Executive Incentive Plan (the “Plan”) and authorized the payment of an annual incentive bonus to the Executive Officers, as indicated below.

Name	Title	Annual Incentive Bonus for 2010	% of 2010 Annual Base Salary
Alan B. Miller	Chief Executive Officer and Chairman of the Board	$1,170,495	85.0%
Marc D. Miller	President	$204,751	42.5%
Steve G. Filton	Senior Vice President and Chief Financial Officer	$184,245	42.5%
Debra K. Osteen	Senior Vice President	$385,327	85.6%
Richard C. Wright	Vice President	$26,139	8.5%

Consistent with previous years, the amounts of the annual incentive bonuses for Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton were derived as a percentage of their annual salaries based on the achievement of corporate performance criteria. Consistent with previous years, the amount of the annual incentive bonus for Ms. Osteen was derived as a percentage of her annual salary based on the achievement of divisional and corporate performance criteria. Also consistent with previous years, the amount of the annual incentive bonus for Mr. Wright was derived a percentage of his annual salary based on the achievement of corporate performance criteria and on specified operating income targets of designated acquired facilities and profitability of third-party hospital construction contracts (if any).

In addition, the Committee deemed it appropriate to award a discretionary bonus in the amount of $66,000 to Mr. Marc D. Miller (representing 13.7% of his 2010 annual base salary) in recognition of his expanded responsibilities associated with serving as interim head of our acute care division since the termination of Mr. Michael Marquez’s employment in September, 2010. The Committee also previously awarded discretionary bonuses in the amount of $150,000 to each of Mr. Steve G. Filton (representing 34.6% of his 2010 annual base salary) and Ms. Debra K. Osteen (representing 33.3% of her 2010 annual base salary) in recognition of their efforts in connection with the acquisition of Psychiatric Solutions, Inc. which was acquired in November, 2010.

2011 Annual Cash Bonus Performance Goals

On March 25, 2011, the Committee approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the Plan for the year ending December 31, 2011. Under the formulae approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2011 base salary as a target bonus. The target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated December 27, 2007. The following table shows each executive officer’s target bonus as a percentage of his or her base salary for 2011. The 2011 target awards for each individual are unchanged from the 2010 target awards.

Name	Title	Target Award
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%

Marc D. Miller	President	50%

Steve G. Filton	Senior Vice President and Chief Financial Officer	50%

Debra K. Osteen	Senior Vice President	50%

Richard C. Wright	Vice President	40%

Pursuant to the Plan and the formulae approved by the Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of earnings per share from continuing operations (as defined in our Proxy Statement), and; (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2011. With respect to Ms. Osteen, 25% of her annual incentive bonus for 2011 will be determined using the corporate performance criteria described above and the remaining 75% will be determined using divisional performance criteria based on achievement of specified income targets. In addition, with respect to Mr. Wright, 25% of his annual incentive bonus for 2011 will be determined using the corporate performance criteria described above and the remaining 75% will be determined using the specified operating income targets of designated acquired facilities and profitability of third-party hospital construction contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: March 29, 2011	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	Chief Executive Officer

	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer